UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2011

SCIENTIFIC GAMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other Jurisdiction	(IRS Employer
of Incorporation)	Identification Number)

750 Lexington Avenue, New York, New York 10022

(Address of Principal Executive Offices)

(Zip Code)

(212) 754-2233

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement.

On March 11, 2011, Scientific Games Corporation (the “Company”) and its wholly owned subsidiary, Scientific Games International, Inc. (“SGI”), entered into an amendment (the “Amendment”) to the credit agreement, dated as of June 9, 2008 and amended and restated as of February 12, 2010 (as amended from time to time, the “Credit Agreement”), among SGI, the Company, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”).

Under the Amendment, from and after December 31, 2010, “consolidated EBITDA” (as such term is defined in the Credit Agreement) will generally include the Company’s share of the earnings of the Company’s joint venture that holds the Italian instant ticket concession, whether or not such earnings have been distributed to the Company, before interest expense (other than interest expense in respect of debt of such joint venture if such debt exceeds $25 million), income tax expense and depreciation and amortization expense, provided that the amount of “consolidated EBITDA” attributable to the Company’s interest in such joint venture that would not have otherwise been permitted to be included in “consolidated EBITDA” prior to giving effect to the Amendment will be capped at $25 million in any period of four consecutive quarters (or $30 million in the case of any such period ending on or prior to June 30, 2012).  Prior to giving effect to the Amendment, “consolidated EBITDA” generally included only the Company’s share of the earnings of such joint venture that was distributed to the Company.  In addition, under the terms of the Amendment, any cash compensation expense incurred but not paid in a particular period will be added back for purposes of determining “consolidated EBITDA” so long as no cash payment in respect thereof is required prior to the scheduled maturity of the borrowings under the Credit Agreement (i.e., currently June 9, 2013).  “Consolidated EBITDA” is relevant for determining whether the Company is in compliance with the financial ratios required to be maintained under the terms of the Credit Agreement.

The Amendment also provides that up to $100 million of unrestricted cash and cash equivalents of the Company and its subsidiaries in excess of $15 million will be netted against “consolidated total debt” for purposes of determining the Company’s “consolidated leverage ratio” and “consolidated senior debt ratio” (as such terms are defined in the Credit Agreement) as of any date from and after December 31, 2010.

A summary of the financial ratios that the Company is required to maintain under the terms of the Credit Agreement, which ratios were not amended by the Amendment, is included in Note 8 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  The Company was in compliance with these financial ratios as of December 31, 2010.

In connection with the Amendment, SGI agreed to pay an aggregate of approximately $2.6 million of fees and expenses to (or for the benefit of) the consenting lenders.

The foregoing does not constitute a complete summary of the terms of the Amendment, which is attached hereto as Exhibit 10.1.  The description of the terms of the Amendment is qualified in its entirety by reference to such exhibit.

JPMorgan Chase Bank, N.A. (“JPMCB”) and certain of the other lenders under the Credit Agreement, or their affiliates, have relationships with, or have entered into other transactions with, the Company.  In particular, an affiliate of JPMCB is party to the registration rights agreement that the Company entered into in connection with the issuance in 2010 of its 8.125% senior subordinated notes due 2018, and it and affiliates of certain other lenders under the Credit Agreement were initial purchasers of such notes.  Additional information regarding such relationships and transactions was previously disclosed in Item 1.01 of the Company’s Form 8-K filed with the Securities and Exchange Commission on September 23, 2010, which is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1

Sixth Amendment, dated as of March 11, 2011, among SGI, as borrower, the Company, as guarantor, the several lenders parties thereto and the Agent, which amended the Credit Agreement, dated as of June 9, 2008 and amended and restated as of February 12, 2010, among SGI, the Company, the several lenders from time to time parties thereto and the Agent, as amended by the First Incremental Amendment, dated as of June 17, 2010, among SGI, the Company, the subsidiary guarantors party thereto, the incremental term lenders party thereto and the Agent and the Fifth Amendment, dated as of December 16, 2010, among SGI, the Company, the several lenders parties thereto and the Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

	By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Senior Vice President and Chief Financial Officer

Date: March 11, 2011

Exhibit Index

Exhibit No.	Description

10.1

Sixth Amendment, dated as of March 11, 2011, among SGI, as borrower, the Company, as guarantor, the several lenders parties thereto and the Agent, which amended the Credit Agreement, dated as of June 9, 2008 and amended and restated as of February 12, 2010, among SGI, the Company, the several lenders from time to time parties thereto and the Agent, as amended by the First Incremental Amendment, dated as of June 17, 2010, among SGI, the Company, the subsidiary guarantors party thereto, the incremental term lenders party thereto and the Agent and the Fifth Amendment, dated as of December 16, 2010, among SGI, the Company, the several lenders parties thereto and the Agent.